 EXHIBIT 99.1

VisionWave Holdings Announces Formation of Technology Platform Joint Venture to Propel Defense, Secure Systems, and Quantum-Enhanced IP Leadership

New Joint Venture Creates a Strategic Operating Platform Seeking to Expand VisionWave’s Intellectual Property Footprint and Execution Capabilities

WEST HOLLYWOOD, CALIFORNIA January 12, 2026 — VisionWave Holdings, Inc. (Nasdaq: VWAV), a defense technology and advanced systems company focused on secure architectures, artificial intelligence, autonomous operations, and computational acceleration, announced today the formation of a strategic joint venture platform designed seeking to expand VisionWave’s intellectual property and technology execution capabilities.

This joint venture (the “JV LLC”), to be formed as a Nevada limited liability company, represents a pivotal strategic milestone for VisionWave — creating a dedicated operating platform with the goal of accelerating the development, integration, and commercialization of high-security electronic design automation (EDA), real-time systems, and defense-grade technologies.

The JV is material to VisionWave’s strategic roadmap because of its ability to support the continued development and potential commercialization of certain of the Company’s technologies.

Strategic Value Creation Through Expanded Technology Footprint

VisionWave’s emerging defense technology leadership is anchored in a growing portfolio of proprietary systems, including real-time autonomous frameworks, RF imaging, super-resolution radar, and edge-AI platforms — innovations designed for real-world battlefield and secure infrastructure applications.

The newly formed JV platform will serve as a centralized execution engine for integrating and scaling certain technologies, enabling:

●	expanded deployment of VisionWave-driven innovation in defense and regulated sectors,

●	deeper integration of proprietary IP into mission-critical systems, and

●	accelerated adoption models through a unified platform strategy.

The platform is further strengthened by the assignment of an existing, executed commercial engagement with a major Israeli financial institution into the JV structure at inception, subject to applicable regulatory approvals and closing conditions.

QuantumSpeed™ Enhances Platform Capability and Future Project Expansion

A core strategic driver of the JV is VisionWave’s acquisition of QuantumSpeed™, its proprietary computational acceleration engine that the Company believes can enhance certain computational applications.

The ability to embed QuantumSpeed™ into the JV platform was a strategic consideration underlying the joint venture agreement, as the parties believe this positions the JV to pursue additional opportunities.

Leadership Perspective

“This joint venture establishes a foundational technology execution platform that supports the Company’s ongoing technology development efforts” said Douglas Davis, Executive Chairman and Interim Chief Executive Officer of VisionWave Holdings.

Mr. Davis continued, “By creating a vehicle where we can unify intellectual property, with the goal of enhancing performance through QuantumSpeed™, and pursue mission-critical opportunities with precision and scale, it is our goal and intention to unlock a strategic lever for long-term growth.”

Platform Structure and Strategic Positioning

●	The JV LLC will operate as a centralized execution and commercialization platform for designated technologies and projects.

●	VisionWave will not issue new shares in connection with the JV formation.

●	Governance and operational execution are structured to align with VisionWave’s long-term IP and platform strategy.

●	Additional technologies, projects, and collaborations may be introduced into the JV with governance approvals, further expanding the Company’s strategic influence.

All aspects of the JV remain subject to applicable regulatory approvals.

About VisionWave Holdings, Inc.

VisionWave Holdings, Inc. (NASDAQ: VWAV) is focused on advanced sensing, autonomy, and AI-driven systems for defense and security applications. VisionWave Technologies, Inc. develops proprietary radio-frequency sensing and imaging technologies designed to enable real-time detection, decision support, and situational awareness across complex operational environments.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the formation and anticipated benefits of the joint venture, the potential integration and impact of QuantumSpeed™, and the assignment of a commercial engagement. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Factors include: the Company’s ability to successfully execute the joint venture agreement; completion of closing conditions; general economic and geopolitical conditions; regulatory approvals for the joint venture and related transactions; competitive pressures in the defense and technology sectors; potential supply chain disruptions; the Company’s ability to integrate technologies successfully; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements.

Investor Contact:

investors@vwav.inc

Website:

https://www.vwav.inc